             [Material in the following Sections is hand-marked to
              show specific excerpts from certain transcripts.]

                                                             EXHIBIT (a)(5)(GG)

                                      A984
                                                                          Page 1

                          UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN

SIMON PROPERTY GROUP, INC.,  )
and SIMON PROPERTY           )
ACQUISITIONS, INC.,          )     ORIGINAL
              Plaintiffs,    )
                             )
           vs.               )  No. 02-74799
                             )
TAUBMAN CENTERS, INC., A.    )
ALFRED TAUBMAN, ROBERT S.    )
TAUBMAN, LISA A. PAYNE,      )
GRAHAM T. ALLISON, PETER     )
KARMANOS, JR., WILLIAM S.    )
TAUBMAN, ALLAN J. BLOOSTEIN, )
JEROME A. CHAZEN, and        )
S. PARKER GILBERT,           )
                             )
              Defendant.     )
-----------------------------)

                  VIDEOTAPED DEPOSITION OF SIMON PARKER GILBERT

                               New York, New York

                            Thursday, January 9, 2003

Reported by:
Philip Rizzuti
JOB NO. 143921

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A985

                                     Gilbert

duties to the limited partners in the partnership?

     A. I think it was somewhat less formal, but yes, I have -- I mean I wouldn't accept those positions without understanding that there were duties and responsibilities associated with it.

     Q.   Are you familiar with the term UPREIT?

     A.   Yes, somewhat.

[BEGINNING OF EXCERPT]

     Q. Would you describe the structure of Taubman Centers Inc. and the operating partnership as an UPREIT structure?

     A. Would I describe it as an UPREIT structure; that is what it was called, yes.

     Q. Okay. Just to your understanding, what is an UPREIT structure in general layman's terms?

     A. Well, the principal purpose of the UPREIT structure is to make sure that the REIT is correctly positioned with respect to it's tax situation, and as the TRG partnership basically would not have qualified as a -- in and of itself -- as a REIT it became necessary to add another level for principally, as I understand it, or as my recollection, is for tax reasons.

     Q. Now, did there come a time in 1998, early 1998, thereabouts, when the partnership

[END OF EXCERPT]

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A986

                                     Gilbert

     Q. Do you ever recall that material aspects of -- material aspects of the discussion had been omitted from the minutes?

     A.   No.

[BEGINNING OF EXCERPT]

     Q. Just again for the record, if we could -- if you could go through the committee members present and tells which ones you would consider or were considered to be the independents?

     A. Let's see, it would be Allison, Bloostein, Chazen, myself certainly were independents.

     Q.   What about Ballard?

     A. I am not sure whether he was an independent or a family; family representative.

     Q. He had worked -- I don't know whether at the time -- he was affiliated with Goldman, Sachs?

     A. He was affiliated with Goldman, Sachs, yes. But he, most of his career had been at Prudential.

[END OF EXCERPT]

     Q. Do you remember whether you considered him at the time to be an independent member?

     A. For all intents and purposes, yes. These are -- clearly Bob and Alfred Taubman and Lisa Payne were part of the family, and Robert

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A987

                                     Gilbert

[BEGINNING OF EXCERPT]

     A.   Yes.

     Q. In the top paragraph there is a reference or statement attributed to Mr. Azrack I guess that said that the company's position was lagging it's peers since the IPO.

          Do you see that; I am paraphrasing it?

     A.   I am looking for it. In the first paragraph?

     Q.   Yes.

     A.   What line.

     Q.   Starts about five or six lines down?

     A.   Okay.

     Q.   Take a minute to read it if you want?

     A.   Yes. I do see it.

     Q. Do you recall that generally, that there was a discussion about the company lagging it's peers at that point in time?

     A. I would say that it is hard, it is really impossible for me to sit here and tell you specifically on March 5, 1998 this was the discussion. But I can tell you that this was a matter that was discussed. Without giving you the specific -- I just don't have the memory of the specific dates.

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A988

                                     Gilbert

     Q. Do you recall yourself generally asking the question that is attributed to you here which is how can Taubman Centers Inc. be the only company in it's peer group whose stock is selling at a discount to net asset value when the company's multiple is the highest among it's peers?

     A.   Yes.

     Q. Is a company's discount to NAV in your view a relevant gauge of it's performance?

     A. Well, I would say differently. I think that net asset value is an important judgment. The mark will make a lot of other judgments alongside that, so that it's discount, the market price discount from net asset value may be a result of a number of factors, but it is an important thing to know.

     Q. It is something that you were concerned about personally at the time as to why is there this discount to NAV?

     A.   Yes, we thought the company stock ought to be doing better.

     Q. Now, do you recall that in or around this time a strategic planning special committee was formed in response to this indication of

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A989

                                     Gilbert

interest on the part of the GM people?

     A.   Yes.

     Q.   Who was on that committee, do you recall?

     A. Well, again, my memory is a little hazy. I believe I was chairman of it, although I am not sure that really meant anything. Jerry Chazen was on it. Allen Reed was on it. Also Alfred Taubman. And my belief that General Motors appointed one or two others, probably Joe Azrack from AEW. There were about five or six people as I recall on the committee.

     Q. What did that committee do; I am not asking for you to read the minutes necessarily, just generally what do you recall?

     A. The committee did hire Morgan Stanley to help it review strategic options, and that was really the basic charge of the committee, was to review strategic options and report back as to any recommendations that came out of that review. We worked quite hard at it for some time.

     Q. Now, did the committee hire anyone else, any other professionals that you can recall?

     A.   Not that I can recall. I mean Morgan

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A990

                                     Gilbert

Stanley, I don't know whether they had Shearman & Sterling working with them at that time or not.

     Q. To the extent that Shearman & Sterling was involved, they were hired --

     A.   They came with Morgan Stanley.

     Q.   Hired by Morgan Stanley?

     A.   Yes.

     Q.   Not directly by the committee?

     A.   That is my understanding.

[END OF EXCERPT]

          MR. OLLER: Would you mark as Plaintiff's Exhibit 2, letter dated March 24, 1998.

          (Plaintiff's Exhibit 2, letter dated March 24, 1998, marked for identification, as of this date.)

     A.   Do you want the first one back.

     Q.   Just leave it there. That is fine?

     A.   All right.

     Q. The reporter has shown you Gilbert Exhibit 2, a series of documents stapled together, numbered TCI 1961 through 1972. At least portions of which appear to be a retention agreement between the partnership committee and Morgan Stanley, do you recognize that?

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A991

                                     Gilbert

was really to act as special counsel to the independent directors. He performed that function during this period more later than anything he would have done now.

     Q.   Did the committee meet from time to time, or from time to time --

     A.   Yes.

     Q.   On it's own, and with it's advisors I should say?

     A.   Yes.

     Q.   Did it also meet with members of the family and management?

     A. Well, Alfred was on the committee, as I recall, we might have met and Morgan Stanley might have met independently with members of management. I suspect they probably did, but my recollection is a little vague at this time.

[BEGINNING OF EXCERPT]

     Q. Do you know if the family had it's own professional advisors in connection with this --

     A.   I don't think so at this stage.

     Q.   Did they at some point?

     A.   Later, yes. That was Goldman, Sachs.

     Q.   The family hired the Goldman, Sachs?

     A.   And the Wachtell firm.

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A992

                                     Gilbert

     Q.   What role was served by those two entities?

     A. Well, my relationship with Goldman, Sachs and Wachtell was quite different than the family's relationship, because they were working for the family. But they did participate in the review of the strategic options and in the recommendations that followed. And in the implementation of the plan that was selected.

     Q.   Do you know why the family hired it's own advisors?

     A. Well, you know, it is better to ask the family. I really don't know. I mean I don't want to speculate.

     Q. In your view at the time did the interest of the family and the shareholders of the REIT, were those potentially divergence?

     A. Well, the difficulty is that at some point there had to be some negotiations. We are looking at least -- I don't know whether we are looking at this March 24th exhibit. My recollection is that this -- that none of this was obvious necessarily at this point, but as the plan finally developed there were going to be some

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A993

                                     Gilbert

negotiations, and it was certainly appropriate for the family to have their experts, which independent directors and Morgan Stanley I am quite confident welcomed.

     Q. Did the family's experts come up with their own proposals from time to time?

     A. Yes, and they represented -- yes. I mean it was just what you would expect negotiation to be.

     Q. You understood that the family's advisors owed their allegiance to the family and not to the shareholders of the REIT?

     A.   Yes.

[END OF EXCERPT]

     Q. Do you remember -- let me throw a couple of other names at you, firms or entities, see what you know. Brown Wood?

     A.   No.

     Q.   Weil, Gotshal?

     A.   No.

     Q.   Do you remember Dennis Block?

     A.   No.

     Q.   A lawyer named Dennis Block?

     A.   No.

     Q.   Did the GM people, did they have their

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A994

                                     Gilbert

     A. Yes, urgency is a word that is -- that covers a pretty big range. I think that once we decided that we wanted to take a look at it, there was a sense of urgency, because General motors, the fund, was the principal catalyst here in saying that, you know, this needed to be reviewed, their situation. They wanted to think their way through, they wanted to see what the options were. And so I think there was a sense of urgency, but not in any way desperation.

     Q. One other question on these minutes, if you go back up a few paragraphs to the paragraph that is the third full paragraph on that same page
11. It says the committee was directed to work closely with the manager to explore, develop and consider.

     A.   Right.

[BEGINNING OF EXCERPT]

     Q.   Who was the manager?

     A.   That would have been Bobby, and his people.

     Q.   Did you work closely with the manager?

     A.   I am sure we followed the directions, yes.

     Q.   Do you remember any discussion at this

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A995

                                     Gilbert
stage, March?

     A.   Right.

     Q. About the concept of the company issuing preferred stock to the unit holders of the partnership?

     A.   No, I don't.

     Q.   Do you know when that idea first came up, to your knowledge?

     A. I mean you got to go down a long road now. It would have been part of the whole corporate governance process that was examined after the basic plan had been agreed. And that was probably June, July, and part of the overall discussion and decision was that coming out of the restructuring, we wanted the -- the company wanted, Morgan Stanley wanted, everybody wanted to have a simplified and improved governance structure. And there was a sense that the rather complicated structure that had existed had not been beneficial to the company's stock in the public market.

          So that the issuance of the preferred really didn't get discussed until, as I recall, until this work had essentially been done, the options for the company and how it could be

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A996

                                     Gilbert

restructured and what General Motors was going to do, had been worked their way through.

     Q.   Let's move to the June meeting.

          Would you mark this document as Plaintiff's Exhibit 3, minutes of meeting of the partnership committee of the Taubman Realty Group limited partnership, June 24, 1998.

          (Plaintiff's Exhibit 3, minutes of meeting of the partnership committee of the Taubman Realty Group limited partnership, June 24, 1998, marked for identification, as of this date.)

     Q. Mr. Gilbert, the court reporter has handed you Gilbert Exhibit 3, which indicates that it is, first of all Bates number TCI 150 through 153. Labelled minutes of the meeting of the partnership committee dated June 24, 1998.

          You recognize these as minutes of such meeting.

     A.   Yes.

     Q.   You were present at that?

     A.   Yes.

     Q. Do you remember, was this a meeting at which the basic structure of the restructuring was

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A997

                                     Gilbert

agreed to, to your recollection?

     A.   Yes, basic in rather a fundamental way, yes.

     Q. Did that structure as agreed upon at this time in June, did that include at that point in time issuance of preferred stock to the unit holders of the partnership?

     A. We were still slightly ahead of the whole corporate governance negotiations. So I suspect the answer is no.

[END OF EXCERPT]

     Q. The minutes indicate that you gave a report, presumably as chairman of the committee, on the status and progress to date?

     A.   Yes.

     Q. On page 2, page 151, in the first full sentence there is a reference attributed -- a statement attributed to you, I will paraphrase, that the alternative that for a time appeared to be the most promising was a development company separation. Do you recall that?

     A.   Yes.

     Q.   What was that proposal or idea in general terms?

     A.   My recollection, and it is only a

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A998

                                     Gilbert

would be a necessary part of the development company separation alternative, it appeared unfair that such a vote would permit a small percentage of interest holders to control the destiny of the company?

          Do you know what that means as attributed to you?

     A. Well, the only thing -- because of the change -- I am quite sure that there was a change in control, a new company was being formed. The REIT holders were going to have to decide what direction they wanted to go. And as part -- so as part of the process it needed to be voted on, and the REIT was a clear minority in the whole process. Their ownership in the TRG assets was, if my memory was right, is in the area of 30 percent.

[BEGINNING OF EXCERPT]

     Q.   You thought it would be unfair to permit that 30 percent --

     A. Unfair may be a word that is probably unfair to use. I don't think it is good business practice to let 30 percent of the interest decide what happens to the whole.

[END OF EXCERPT]

     Q. Was the requirement of the shareholder vote for this alternative one of the reasons it was

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A999

                                     Gilbert

ultimately rejected?

     A. It was way down, way down the list. The alternative as I said earlier was extraordinarily complicated and difficult, it imposed taxes on people, and there were a lot of reasons why this one didn't get recommended.

     Q.   Including the perception that a shareholder vote would be required?

     A. As I said, it was down the list, but certainly part of the discussion of the alternative.

[BEGINNING OF EXCERPT]

     Q.   The family was opposed to a shareholder vote?

     A. No, there was no indication of that. I think this was just basically my report, that here is something that the REIT has to vote on, and the situation could be that 30 percent of the ownership at interest has an important role in deciding whether this goes through. But, you know, as I said earlier, that on a scale of ten, this was not anywhere near a ten. There were a lot higher reasons not to do this.

     Q. Did you ever hear it said by anyone during this entire process, that the family was

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1000

                                     Gilbert

adamantly opposed to in words or substance to any proposal that would include a shareholder vote?

     A.   No.

[END OF EXCERPT]

     Q. Did you ever hear it said that Goldman, Sachs was recommending that there be no proposal pursued which required a shareholder vote?

     A. No, because as I testified to you, I think that Goldman, Sachs and Morgan Stanley were both -- I am not sure you could say that they were strongly recommending the plan, but they were presenting it.

     Q.   Which plan are you talking about now?

     A.   The one that we turned down. This one that we are talking about.

     Q.   So your recollection is that Goldman, Sachs --

     A. And Morgan Stanley were involved in -- they were involved in the overall study as we have discussed. But that -- this alternative was something that, you know, they were not necessarily recommending it. We didn't ask for recommendations, but they were not -- you know, they were not physically, or they were not saying that this just is wrong, you should never agree to

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1001

                                     Gilbert

     Q.   Who was at this meeting?

     A. It would be essentially this group. I am quite confident, because I don't see a board minute of it that it was a board meeting. But it was a let's sit down and tell you where we are so you can talk about it for the board meeting the next day. Because I distinctly remember going home after that late afternoon session being very uneasy about the sense of the recommendation.

     Q.   Who was uneasy?

     A. Me; and I am sure I was not alone. There was not a discussion of it. It was just at that time. The discussion was going to be at the board meeting on whatever it was, June 24th.

[BEGINNING OF EXCERPT]

     Q. Do you remember any talk, any concern at this time, June, about fear of a new party coming in, a bidder or interloper to upset the apple cart?

     A. Well, there had been, you know, overtures over, you know, some period. But nothing had gotten to the point of serious discussion.

     Q. If you take a look at page 152, the top paragraph, second sentence, there it is attributed to you a statement with regard to the recent Rouse letter. An indication that the partnership

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1002

                                     Gilbert

committee will listen to the experts engaged in order to advise the committee as to how it is to be valued and decided on, and how in due course to respond or if to respond at all.

          Do you know what that is referring to?

     A. Yes. Rouse had written a rather friendly letter saying that a combination might well make sense. There was no pressure, and there was no suggestion that an immediate response was required or necessary, it was just something for them to think about. Looking at strategic alternatives as we did, we thought that it was appropriate to deal with them first, and because the rouse letter was not a -- it couldn't be construed as an offer, take that after we had gone through this process.

     Q.   Was there a price indication in the Rouse letter?

     A. Well, again, I think it was a combination of cash and securities, so the price fluctuated.

     Q.   What happened in relation to that letter, did the company respond?

     A.   Ultimately Morgan Stanley met with the

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1003

                                     Gilbert

board, and concluded that the offer was not sufficiently attractive to enter into discussions, and I am not even sure that it required a response. I think it kind of just died of it's own weight.

     Q.   Do you know whether or not there was a response made to Rouse?

     A.   My recollection is that we decided we didn't have to respond to it.

     Q. Was this before or after the closing of the General Motors transaction?

     A. I can't remember whether it was -- I think it was probably before the closing, but I don't remember.

     Q.   Did the company ever make public this initiative by Rouse?

     A.   No. Nor were we advised that we needed to.

[END OF EXCERPT]

     Q. So to go back to my earlier question as to whether there was any concern about an interloper or a new bidder, whether it be Rouse or anyone else coming in as being a factor in the discussions the committee was having in any way?

     A.   I don't recall there being any serious concern.

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1004

                                     Gilbert

by an order of magnitude, and at that time they were very clear in saying that they wanted to see governance simplified and improved.

     Q. Do you know if the GM people ever took a position on the issuance of preferred stock to the unit holders?

     A.   I don't know whether they took any position or not.

[BEGINNING OF EXCERPT]

     Q. Do you recall that when it came time to vote on the final proposal, the final deal, that the GM representatives obtained from the votes?

     A.   Yes.

[END OF EXCERPT]

     Q.   Do you know why that was, or did they say why?

     A. Well, it was really because they were such an important part of the restructuring that they felt it would be wrong for them to have a vote on it. They were not withdrawing a vote because they disagreed with anything to my knowledge.

     Q. You never heard anyone from GM or a representative of GM saying they were going to abstain on the governance issues?

     A.   No.

          MR. NUSSBAUM: Do you intend to take a

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1005

                                     Gilbert

was considerable discussion about the management contract which heretofore had been a three year contract and which was felt to be inappropriate in the new governance system. I think this was a rather difficult negotiation, although I did not participate in it. But it essentially allowed the directors of the REIT to dismiss the manager on either 30 or 90 days notice, as opposed to three years.

          So all of this was part of a negotiation that was really created and made important when the decisionmaking authority went from TRG in the partnership committee, to Taubman Centers and the board. And the preferred shares really were issued to bridge the ownership so that 30 percent -- holders of 30 percent of the assets would not be disenfranchised.

[BEGINNING OF EXCERPT]

     Q. Do you remember General Motors saying that they required the issuance of the preferred stock as part of this deal?

     A.   They required it?

     Q.   Yes?

     A. No, as I said I really didn't participate in these negotiations. We, the

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1006

                                     Gilbert

independent directors, we sat through presentations as to what the structure was going to look like, how the-assets were going to be distributed, et cetera, et cetera, but we did not participate, at least I did not participate in the discussions on who was going to do what to whom in this area.

[END OF EXCERPT]

     Q.   This area being governance?

     A.   Governance or anything else.

     Q.   Who did participate in the negotiations?

     A. I think it was importantly, as I said earlier, Morgan Stanley, Shearman & Sterling, Goldman, Sachs, Wachtell, and the other law firms that were involved, together with the principals.

     Q.   Principals being the family?

     A.   Yes.

[BEGINNING OF EXCERPT]

     Q. To your knowledge was there any obligation on the part of the public company to issue this preferred stock in connection with this transaction?

     A.   I am not sure I know what obligation means. Did they have to do it?

     Q.   Yes.

     A. Are we talking about a legal obligation or if you didn't do it the deal wouldn't get done

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1007

                                     Gilbert

kind of situation?

     Q.   Either one?

     A. As I said, it is negotiation and I think that if the family had been disenfranchised the deal would not have gotten done, but that is pure speculation.

     Q.   Nobody ever said that in your presence?

     A.   Not to me.

[END OF EXCERPT]

     Q. Prior to the General Motors transaction that was ultimately done, who at the REIT -- strike that.

          You said that the decisionmaking authority was at the partnership level, correct.

     A.   Yes.

[BEGINNING OF EXCERPT]

     Q. Prior to this transaction with GM getting done, if there was an unsolicited takeover proposal to the REIT, who had the decisionmaking authority with respect to such transaction?

     A. Good question. To my knowledge I was never presented -- there was no -- I mean the REIT was owned, what, 30 percent of the TRG partnership. I don't recall anybody making a specific proposal to the REIT.

     Q.   Who had that -- that decisionmaking

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1008

                                     Gilbert

authority was not at the partnership level, was it?

     A. Well, the REIT board could have considered it yes, and should have considered it.

[END OF EXCERPT]

     Q. Who had the voting power at the REIT level before this GM transaction was finished?

     A.   GM and AT&T had the principal voting power.

     Q.   Along with other public shareholders?

     A.   Yes, but they owned over 30 percent together.

[BEGINNING OF EXCERPT]

     Q. Did the family have any significant voting power at the REIT level prior to the GM transaction being concluded?

     A.   No. For good tax reasons.

[END OF EXCERPT]

     Q. Did the family to your knowledge have any ability at the REIT level to Block an unsolicited takeover proposal prior to the GM transaction being concluded?

     A. Well, there was some provisions, the excess share provision, could have been a Block.

     Q.   The excess share provision is in the company's charter?

     A.   Yes.

     Q.   And that charter can be amended by two

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1009

                                     Gilbert

to deal with that, yes.

     Q. The family alone at the partnership level, did they have an ability to block a sale of assets prior to the GM transaction?

     A. Again, it is knowable. There were some agreements, I am not aware of them, between the family and GM, that GM wouldn't do -- the normal kind of thing that you find in a partnership -- that a partner wouldn't go out and do something that was disadvantageous. I don't know what they were, but they are in the material.

[BEGINNING OF EXCERPT]

     Q. While we are waiting, did anyone ever discuss any alternatives to the issuance of preferred stock to the unit holders as a means of achieving the various party's objectives in this transaction?

     A. I don't know. This was presented as a good and reasonable way to do it.

     Q.   Presented by the various advisors?

     A.   Yes, by the advisers.

     Q. Do you remember anyone at the REIT board level asking any questions about the issuance of the preferred stock and whether that -- whether there were any alternatives to doing that?

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1010

                                     Gilbert

     A. I don't know about the alternatives, but I think that we all had questions about a lot of things, and we were sure that the preferred stock was authorized and issuable.

     Q. Do you remember the price for -- the subscription price for the preferred stock that was going to be issued?

     A.   It was very low, but it was not meant to be a fund-raising security.

     Q.   It was in the thousands of dollars, the total?

     A.   Right.

     Q.   There was some subscription rate at 1/10 of one penny?

     A.   It was so small, it was hard to figure out what it all added up to.

[END OF EXCERPT]

     Q.   It was essentially an arbitrary number?

     A. I suspect it was just a low number because as I said -- I mean there was no secret here. The object of the preferred was to bring the voting -- the voting in the REIT to levels that reflected the ownership in the assets of the REIT period. That was what the preferred was intended to do in a very straightforward way, and in a way

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1011

                                     Gilbert

     partnership, August 17, 1998.

          (Plaintiff's Exhibit 4, minutes of the special joint meeting of the board of directors of Taubman Centers Inc. and the partnership committee of the Taubman Realty Group limited partnership, August 17, 1998, marked for identification, as of this date.)

     Q. The reporter has handed you Gilbert Exhibit 4, series of documents, actually a single document numbered TCI 85 through 131, which appears to be the minutes of the August 17, 1998 meeting of the board of directors of the Taubman Centers Inc. and the partnership committee of the partnership, and it has certain attachments.

          Do you recognize these as the minutes of the August 17, 1998 meeting?

     A.   Certainly looks like it, yes.

     Q.   You were present for that meeting?

     A.   Yes.

     Q. If you flip forward into the document, number 106 in the lower right-hand corner?

     A.   Yes.

[BEGINNING OF EXCERPT]

     Q. Before you do that, let me ask, did you have an understanding as to whether the fairness

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1012

                                     Gilbert

opinion of Morgan Stanley was addressed to the issuance of the preferred stock in any way?

     A.   Not specifically.

[END OF EXCERPT]

     Q. Was the Morgan Stanley fairness opinion to your understanding addressed to the governance issuance that were resolved as part of the GM transaction?

     A.   I think -- what was your question again.

     Q. Back up, first of all is this the fairness opinion that Morgan Stanley rendered on the GM, it is called redemption in here?

     A.   I presume it is.

     Q.   Signed by Christopher Niehaus?

     A.   Yes, he would have been the one who signed it.

     Q. In the concluding paragraph on page 108 it says that we are of the opinion on the day thereof that the redemption is fair from a financial point of view to the partners of the partnership.

     A.   Right

     Q. Other than the fund and its affiliates in their capacity as partners of the partnership?

     A.   Right.

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1013

                                     Gilbert

[BEGINNING OF EXCERPT]

     Q. Do you remember any discussion at the board level of the REIT as to what the value of the voting rights attached to the preferred stock was?

     A.   The value of the voting rights?

     Q.   Yes?

     A.   No.

     Q. I take it no one suggested going out and getting an appraisal for the value of those rights?

     A.   I never heard of that being done in any event.

[END OF EXCERPT]

     Q. You mentioned a change in the composition of the board I believe at the REIT level. Do you recall you personally proposing that the family have four out of eleven seats on the board after the transaction, rather than four out of nine?

     A. I don't, but, you know -- you know, I really don't. But something I might have.

     Q. So you don't recall anyone coming back and saying no, we have to be firm and stick with a nine member board with four family members?

     A. You know, as I said, there is some things, and I just want to be clear, there is some things that I was I would say quite significantly

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1014

                                     Gilbert

     Q.   So the answer is no, he never said --

     A. I don't know. I mean in that case there would have been a shareholder vote.

     Q.   What did he say about that; he said fine, have a shareholder vote?

[BEGINNING OF EXCERPT]

     A. We never got to the point of voting on it. But I don't recall that he killed the proposal.

     Q. The next bullet says Bobby was about to concede the shareholder vote issue.

          Do you know what that issue is?

     A.   We are now on June 24th?

     Q.   Yes.

     A.   No.

     Q.   And it says --

     A.   This is two months before August 18th.

     Q.   Right. I am just asking whether?

     A.   Okay. I.

     Q. Your testimony is that Bobby Taubman never said to you or in your presence in words or substance --

     A.   My testimony is that I have no recollection that he ever said that.

     Q.   That he was opposed to any proposal that

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1015

                                     Gilbert

would include a shareholder vote?

     A.   And would kill it.

     Q. The question was whether he said he was opposed to any proposal that would include a shareholder vote, did he say that; forget kill for the moment?

     A.   No, I can't recall.

[END OF EXCERPT]

     Q. The next line says: Parker suggests exchanging units for assets without shareholder vote.

          Do you know what that refers to?

     A.   I am not a hundred percent sure.

     Q.   Look at the last page?

     A.   Okay.

     Q. The last underlined section, interloper risk aversion. Issue, how can we best protect against the risk of interlopers lobbing in offers which potentially derail the negotiating transaction. Next bullet, Morgan Stanley sells Bobby out by telling board that shareholder vote does not materially increase risk of interlopers.

          Does this refresh your recollection that avoiding the risk of an interloper was in fact a significant consideration during this process.

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1016

                                     Gilbert

not necessary.

[BEGINNING OF EXCERPT]

     Q. The next bullet says: Goldman, Sachs advice with Wachtell, shareholder vote must be avoided at all costs?

     A.   You will have to ask Goldman, Sachs that. I can't respond to that.

     Q. Did you hear anyone say that, we must avoid a shareholder vote at all cost?

     A.   No.

[END OF EXCERPT]

     Q.   Under results, shareholder vote avoided. Do you see that?

     A.   I see it.

     Q. Do you recall Mr. Taubman, Bobby Taubman or any family members saying that one of the virtues of the final transaction as approved was that the company had managed to avoid a shareholder vote?

     A. I just find it hard to respond to what I think is extraordinarily bad form here. It is not a question of a shareholder vote of avoidance. It is like so many things in life, it is either something that is clear that you should do, or something that is not required.

          Goldman wasn't working to change the

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1017

                                     Gilbert

Wachtell was essentially representing the family.

     Q. Do you have any idea why the Goldman person who wrote this would phrase it as Miro inclined to concede?

     A.   I have no idea.

          MR. NUSSBAUM: Wait for the next question, please.

     Q.   Just one more little bit on this document.

          Go back to page 872, next to last.

     A.   Yes.

[BEGINNING OF EXCERPT]

     Q. Under governance it says issue, family currently has no ability to block transactions at either REIT or OP level. Is that an accurate statement; rephrase that. Was that an accurate statement of, description of the state of affairs prior to the GM transaction?

     A. As I testified earlier, I think that the family together with their partner clearly had the ability to block things at the TRG level.

     Q.   The partner being who?

     A.   The fund.

     Q.   The GM fund?

     A.   The GM fund.

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1018

                                     Gilbert

     Q.   But the family alone did not?

     A.   That is correct.

[END OF EXCERPT]

     Q. Then it says GS advice with Wachtell, take advantage of restructuring to implement governance package more favorable to family, did you ever hear anyone suggest, we ought to take advantage of this GM restructuring to implement a governance package more favorable to the family?

     A. No, it was a different governance package. My own judgment is that it was not more favorable to the family.

     Q.   The new governance package was not more favorable to the family?

     A. No, there were ways clearly with the REIT, majority position controlled by the public, that the REIT board could be replaced. All kinds of things could happen when that happens, including a management contract.

     Q. Under results someone from Goldman says here: Significantly better governance rights for family than previously existed.

          I take it you disagree with that?

     A.   I do.

     Q.   We talked about four out of nine board

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1019

                                     Gilbert

     web-site that was put out after the board meeting, after the meeting to explain to the public what the board did and the reasons for that.

          THE  WITNESS: I have not seen this either.

     Q. I believe it is at least that, but the question is whether it was presented to the board in this format?

     A.   No. This is the first time that I have seen this.

     Q.   This being Exhibit 11?

     A.   Yes.

[BEGINNING OF EXCERPT]

     Q.   All right.

          Let me ask you, when did you first hear that Simon Properties in the year 2002 was making an acquisition offer or indication of interest to Taubman Centers Inc.?

     A.   Can I refer to the dates in here?

     Q.   Sure. If I could refer you specifically to page 9?

     A.   Yes.

     Q. Even more specifically in the middle of the page it talks about an October 21st telephone

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1020

                                     Gilbert

     call from David Simon to Robert Taubman, and then it says: After this conversation the Mr. Taubman -- I think it should say Mr. Taubman -- contacted each of the directors individually to inform them of the letter and the conversation?

     A.   So it was soon after October 21st that I first learned of it.

     Q.   How was that; was that from a phone call from Mr. Taubman?

     A.   Yes. It was, Bob Taubman.

     Q.   What did he say?

     A. He said that he had met with David Simon, and that David Simon had indicated that he was interested in acquiring the Taubman assets, and I am quite sure that he had said that he had also received a short letter confirming it. And that he wanted to alert us that this was a developing situation, and that we might have to act on it at some point fairly soon.

     Q.   How long a conversation was this initial conversation?

     A.   Five minute conversation.

     Q.   What did you say?

     A.   The essence of what I said was that he

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1021

                                     Gilbert

had to take this seriously, and he ought to go about hiring appropriate advisors.

     Q.   Did you say anything else to him in that first conversation?

     A.   Nothing that is very memorable.

     Q.   Did you personally view that as unwelcome news?

     A.   Yes.

     Q. Did Mr. Taubman indicate in his first conversation that in substance that he viewed it also as unwelcome news?

     A.   Yes.

     Q. And at that point in the very first conversation was there a price mentioned?

     A.   I don't believe so. I don't recollect there was.

     Q. At some subsequent point soon thereafter, you can read the document, but it indicates that a letter was sent on October 22?

     A.   Right.

     Q. 2002, from Mr. Simon to Mr. Taubman which did include a price of 17.50 per share?

     A.   Yes.

     Q.   Did you have any conversations

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1022

                                     Gilbert

immediately after that or very shortly after that with Mr. Taubman about that letter and specifically the price offer?

     A. I can't recall whether we talked about it or not. But certainly I was aware of the fact that we were going to have a meeting on October 28th, so undoubtedly there was a communication. But that would have been the principal subject of the communication.

     Q.   That being what?

     A.   That there is going to be a meeting on October 28th.

     Q.   Was this another brief conversation --

     A. There was another communication, I mean as part of that conversation, that they had decided to hire Goldman, Sachs, and Wachtell, Lipton to represent the company, that along with the Miro firm and Honigman Miller, that they elected not to hire Morgan Stanley. I said to him, that was fine, whatever he decided that was right for the company, was acceptable to me.

          I think he would confirm as would Lisa Payne that I never, ever, under any circumstances have pushed Morgan Stanley for any particular

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1023

                                     Gilbert

assignment with Taubman.

     Q.   I lost the thread of when this conversation was.

     A. This would have been between the time of the receipt of this letter and October 28.

     Q. And Mr. Bob Taubman indicated in that conversation that he had already hired Wachtell, Lipton --

     A. In response to my suggestion that he hire or put his team together, he told me who he had hired.

[END OF EXCERPT]

     Q. Was there any discussion of Morgan Stanley in that conversation, between you and Mr. Taubman?

     A. The only thing he told me was that it was not Morgan Stanley, he did actually say that they were concerned that Morgan Stanley and Simon had a close relationship.

     Q.   Did you have any particular reaction to the -- strike that.

          Did you have any conversations with other board members between the 22nd and the 28th.

     A.   None that I can recall.

     Q.   So then there was a meeting on the 28th,

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1024

                                     Gilbert

underneath the first signature there, it begins on October 28, 2002, the sentence after that: The board reviewed the proposal and received advice from Mr. Taubman that the Taubman family had no interest in pursuing a sale of the company, and intended to use it's significant stake in the company to oppose the proposed transaction if it were put to a vote.

          Is that an accurate characterization of what Mr. Taubman said at the October 28th meeting?

     A.   I think that is reasonable.

     Q. Then it goes on in the 14D-9 to say: The board unanimously decided that the company was not for sale, and that discussions as to Simon's proposal would be unproductive, and it goes on.

          Is that also a substantially accurate characterization of what happened?

     A.   Yes.

[BEGINNING OF EXCERPT]

     Q. Was there any discussion of -- was there any opinion rendered by Goldman, Sachs at the October 28th meeting that the $17.50 price was inadequate from a financial standpoint; I don't want to mislead you, I don't see that in the minutes, but if -- you are free to read the

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1025

                                     Gilbert

minutes, but I did not see that per se in the minutes and I just wondered whether you recalled that advice being given as such.

     A.   Well, I don't see any reference to it either.

          MR. NUSSBAUM: I presume you are referring to a formal opinion or --

          MR. OLLER: Or an oral statement, that we looked at it and we conclude that the price is inadequate from a financial standpoint.

     Q.   Let me help you --

     A.   It is pretty clear what direction they were heading.

     Q. There was such an opinion and advice received on December 10 with respect to the 18 dollar offer?

     A. Yes, this was still a letter and wasn't in the public domain, et cetera.

     Q. I am not disagreeing, I am asking whether you remember whether it was that formalized in the sense of an advice or opinion from Goldman that $17.50 is inadequate from a financial standpoint?

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1026

                                     Gilbert

     A.   I don't think we got to that stage.

[END OF EXCERPT]

     Q.   Now, you met again on December 10, correct?

     A.   Yes.

     Q. We don't have minutes of that at this point, but do you -- do you have a description in the 14D-9, I believe, of the meeting.

     A.   Yes. Starting on -- lead in I guess on page 13.

     Q. Now, at the bottom of 13 it says that on December 10, skipping here, the board received the opinion of Goldman, Sachs that the offer was inadequate?

     A.   Yes.

     Q.   That did happen at the December 10 meeting?

     A.   Yes.

     Q. Did Goldman, Sachs say at that meeting what they thought an adequate price would be?

     A.   No.

     Q. Did they present a range of prices that they thought within which the offer would be adequate?

     A.   No.

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1027

                                     Gilbert

felt like saying, although I didn't, do I have any choice. No, we have not talked about it.

     Q. You didn't discuss the substance of what the testimony, the questions might be and answers might be.

     A.   No.

     Q.   How about with anyone else besides your lawyers?

     A.   This is my team.

          MR. OLLER: We were produced a lot of documents late last night, we have not had a chance to go through all of them, subject to the normal reservations, I think I have no further questions at this time. Thank you.

          THE WITNESS: Thank you.

EXAMINATION BY

MR. OTTENSOSER:

[BEGINNING OF EXCERPT]

     Q. Good afternoon, Mr. Gilbert. My name is Seth Ottensoser, I am a partner at Milberg Weiss here in New York. We represent Lionel Glancy, one of Taubman Centers' shareholders. I am just going to ask you a couple of follow up questions.

          To your knowledge is there a written retainer agreement for Goldman Sachs'

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1028

                                     Gilbert

representation of Taubman Centers with respect to the Simon matter?

     A.   I am sorry --

     Q.   A written retainer agreement?

     A.   I believe so.

     Q.   Have you ever seen that agreement?

     A. I think I have seen a draft of it. I am not sure I have seen the executed form.

     Q. Are you aware of how much Goldman, Sachs has been paid for their work with respect to the Simon offer?

     A. No. The fees have been mentioned, but I don't know whether that was the final, final, or just the suggested and asked.

     Q. What was mentioned about the fees at the time that you heard about them?

          MR. NUSSBAUM: If you remember. It is up to you, if you remember.

     A. Well, you know, there are various types of fees. I rather not speculate on it. I really don't have the numbers, but there are two or three aspects to their fee agreement. If this, if this, then that, and then how it all turns out, et cetera. So I really am not a good source on

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1029

                                     Gilbert

fees, except to say that they are significant.

     Q. You talked about three different aspects, can you tell me generally what those aspects are?

          MR. NUSSBAUM: He doesn't have the agreement in front of him right now, if you can remember it, I will let him answer the question, but it is a hard question to answer without seeing the agreement in front of him.

     A. I think it is fundamentally related to the success of the situation. Whether they are successful in defending the company or some other outcome has an important influence on what the level of the fees are.

     Q.   What do you mean by successfully defending the company?

     A.   Just what I said.

     Q.   What do you mean by that?

     A.   The company is not taken over in a hostile bid.

[END OF EXCERPT]

     Q.   So that in your mind would be a successful result?

     A.   I didn't say my mind, I am just telling

                          Esquire Depositions Services
                                 1-800-944-9454